UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2018

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Officer

Effective December 22, 2018, the board of directors of CytoDyn Inc., a Delaware corporation (the “Company”), appointed Nitya G. Ray, Ph.D., as Chief Technology Officer – Head of Process Sciences, Manufacturing and Supply Chain.

In connection with Dr. Ray’s appointment, the Company and Dr. Ray entered into an Employment Agreement, dated December 22, 2018 (the “Employment Agreement”). The Employment Agreement provides for (i) an annual base salary of $335,000, (ii) a target annual bonus equal to 50% of Dr. Ray’s base salary, (iii) an initial signing bonus of $100,000 to be paid in two equal installments of $50,000 over the course of six months from the date of signing, and (iv) other customary benefits described in the form of employment agreement. Dr. Ray will also be eligible to participate in the Company’s equity compensation program.

In connection with the appointment of Dr. Ray, the Company also issued Dr. Ray a stock option award under the Company’s equity incentive plan, covering 400,000 shares of the Company’s common stock, vesting in three equal annual installments over a three-year period from the grant date.

Dr. Ray, 66, served as the Company’s Senior Vice President of Manufacturing from November 2015 to June 2017. Most recently, Dr. Ray served as Executive Vice-President, Head of Product Development, Manufacturing and Supply Chain of Actinium Pharmaceuticals, Inc. Prior to joining the Company in 2015, Dr. Ray was Senior Vice President at Progenics Pharmaceuticals, Inc. During his 14-year tenure at Progenics he was responsible for manufacturing, process & analytical sciences & quality control. He possesses extensive knowledge of leronlimab (PRO 140) development. Dr. Ray successfully manufactured the first 10 batches of leronlimab at Progenics under GMP, which was approved by the FDA for use in all clinical trials.

Dr. Ray’s return to the Company brings 30 years of progressive, hands-on experience in strategic planning and execution of process development and manufacturing of biologics, engineered tissue therapeutics, antibody drug conjugates, and small molecule and radiopharmaceutical drugs. He has demonstrated expertise in diverse technology platforms, product development, pre-clinical, clinical and commercial manufacturing, process and analytical sciences, quality control, global supply chain, quality systems and regulatory affairs. Dr. Ray holds a Ph.D. in Biochemical Engineering and a M.S. degree in Chemical & Biochemical Engineering from Rutgers University and a B.S. degree in Chemical Engineering from Jadavpur University.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Dr. Ray and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Dr. Ray and any other person pursuant to which Dr. Ray was appointed. There are no related party transactions in which Dr. Ray has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On December 26, 2018, the Company issued a press release relating to the announcement described above, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Form 8-K.

Executive Officer Compensation

On December 19, 2018, the Compensation Committee of the board of directors of the Company approved an amendment to certain compensation arrangements for Anthony D. Caracciolo, pursuant to which his employment with the Company would be extended through April 16, 2019, at a salary reduced from $16,667 to $5,000 per month, with continuing benefits. In addition, the Compensation Committee approved an extension to 10-years of the expiration terms of certain previously awarded stock options covering an aggregate of 150,000 shares of the Company’s common stock, provided that such stock options are out-of-the-money upon the date of such extension. These arrangements were conditioned upon Mr. Caracciolo’s agreement to resign from the board of directors upon identification by the Company of an appropriately qualified candidate to fill the vacancy. Mr. Caracciolo has agreed to the foregoing terms. These arrangements were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	10.1	Employment Agreement by and between CytoDyn Inc. and Dr. Nitya G. Ray, dated December 22, 2018.

	99.1	Press Release dated December 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

December 26, 2018	By:	/s/ Michael D. Mulholland
Name: Michael D. Mulholland
Title: Chief Financial Officer